Exhibit 99.1

       AARON RENTS, INC. REPORTS RECORD FIRST QUARTER REVENUES UP 24%;
                         SAME STORE REVENUES UP 10.7%

    ATLANTA, April 26 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT) the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics, home appliances and accessories, today announced record revenues and earnings for the three months ended March 31, 2006.

    For the first quarter of 2006, revenues increased 24% to $347.3 million compared to $279.3 million for the same quarter a year ago. Net earnings increased 17% to $21.6 million versus $18.4 million last year. Diluted earnings per share were $.42 compared to $.36 per diluted share in the first quarter of 2005.

    "We are extremely pleased with these results and feel good about our prospects for the remainder of the 2006 year," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "Our management team has consistently performed at a level that has delivered superior results to our shareholders, and this quarter was no exception."

    For the first quarter, the Aaron's Sales & Lease Ownership division increased its revenues 26% to $314.3 million compared to $248.7 million last year. Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 10.7% during the first quarter of 2006 compared to the first quarter of 2005. Same store revenues also increased 7.0% for Aaron's Sales & Lease Ownership stores open over two years at the end of March 2006.

    The Aaron's Corporate Furnishings division increased revenues 7% during the quarter to $32.3 million compared to $30.2 million recorded in the first quarter a year ago.

    Consolidated rentals and fees increased 22% and franchise royalties and fees increased 14% during the first quarter of 2006 compared to the same period a year ago. Non-retail sales, which are primarily sales of merchandise to Aaron's Sales & Lease Ownership franchisees, increased 40% for the quarter compared to the first quarter of last year. The increases in the Company's franchise revenues and the shipments of non-retail sales are the result of an increase in revenues of the Company's franchisees, who collectively had revenues of $127.4 million during the first quarter of 2006, an 18% increase over the comparable prior year period. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

    Included in first quarter results was a $950,000 pre-tax expense, or approximately $.01 per diluted share, resulting from the Company's adoption on January 1, 2006 of accounting for stock options as compensation expense under the guidelines of Statement of Financial Accounting Standards No. 123R.

    During the quarter the Aaron's Sales & Lease Ownership division opened 13 new Company-operated stores and 11 new franchised stores. In addition, the Company acquired three franchised stores and the accounts from two other third party stores were purchased and merged into existing stores. In addition, area development agreements were awarded to open five additional franchised stores. At the end of March there were 250 franchised stores awarded that are expected to open over the next several years.

    At March 31, 2006, the Aaron's Sales & Lease Ownership division accounted for 755 Company-operated stores, 400 franchised stores, and nine RIMCO stores. The Company also had 59 corporate furnishings stores.

    "Our guidance for the second quarter of 2006 is to expect revenues in excess of $310 million and diluted earnings per share, prior to the proposed stock offering announced separately today, in the range of $.34 to $.36," Mr. Loudermilk continued. "For the entire 2006 year we continue to expect Company revenues in excess of $1.3 billion (excluding revenues of franchisees) and diluted earnings per share, again before the proposed issuance of additional shares, in the range of $1.45 to $1.55. We plan to increase our store count approximately 15% per year over the next several years."

    Aaron Rents will hold a conference call to discuss its quarterly financial results on Thursday, April 27, 2006, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company's website, www.aaronrents.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc., based in Atlanta, currently has more than 1,225 Company-operated and franchised stores in 46 states, Canada, and Puerto Rico for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 12 facilities in four states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal 2005, which discussion is incorporated herein by this reference. Statements in this release that are "forward-looking" include without limitation Aaron Rents' projected revenues, earnings, and store openings for future periods.

                      Aaron Rents, Inc. and Subsidiaries
                     Consolidated Statements of Earnings
                   (In thousands, except per share amounts)

                                                        (Unaudited)
                                                    Three Months Ended
                                                         March 31,
                                                ---------------------------
                                                    2006           2005
                                                ------------   ------------
Revenues:
   Rentals and Fees                             $    254,246   $    209,145
   Retail Sales                                       19,170         16,043
   Non-Retail Sales                                   64,027         45,571
   Franchise Royalties and Fees                        8,223          7,191
   Other                                               1,621          1,398
     Total                                           347,287        279,348

Costs and Expenses:
   Retail Cost of Sales                               12,406         10,736
   Non-Retail Cost of Sales                           59,791         42,633
   Operating Expenses                                143,956        119,631
   Depreciation of Rental Merchandise                 93,281         75,130
   Interest                                            3,222          1,600
     Total                                           312,656        249,730

Earnings Before Taxes                                 34,631         29,618

Income Taxes                                          13,070         11,196

Net Earnings                                    $     21,561   $     18,422

Earnings Per Share                              $        .43   $        .37

Earnings Per Share Assuming Dilution            $        .42   $        .36

Weighted Average Shares Outstanding                   50,185         49,767

Weighted Average Shares Outstanding
  Assuming Dilution                                   51,085         50,747

                         Selected Balance Sheet Data
                                (In thousands)

                                                (Unaudited)
                                                 March 31,     December 31,
                                                    2006           2005
                                                ------------   ------------
Cash                                            $      6,179   $      6,973
Accounts Receivable                                   43,563         42,812
Rental Merchandise, Net                              569,140        550,932
Property, Plant and Equipment, Net                   134,367        133,759
Other Assets, Net                                    129,381        124,039
Total Assets                                         882,630        858,515

Bank Debt                                             81,037         91,336
Senior Notes                                         100,000        100,000
Total Liabilities                                    420,371        424,044
Shareholders' Equity                            $    462,259   $    434,471

SOURCE  Aaron Rents, Inc.
    -0-                             04/26/2006
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer of Aaron Rents, Inc., +1-678-402-3314/
    /Web site:  http://www.aaronrents.com/